Exhibit 10.62

The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Tel 212-583-5000

July 6, 2010

John G. Finley, Esq.

[Home Address]

Dear John:

This letter agreement (“SMD Agreement”) sets forth the standard terms and conditions of your becoming a Senior Managing Director (“SMD”) and Chief Legal Officer of Blackstone (as defined below) as of the date set forth in Section (1) of Schedule A hereto (the “Effective Date”). Terms specific to you shall be set forth in Schedule A hereto and all restrictive covenants are set forth in Schedule B hereto. “Blackstone” or “Blackstone Entities” means The Blackstone Group L.P. (“TBG”) and its current and future affiliates; provided, that the terms “Blackstone” and “Blackstone Entities” do not include any investment fund affiliated with a Blackstone Entity or any portfolio company or underlying investment of any fund affiliated with a Blackstone Entity. The limited liability company agreement, limited partnership agreement or other governing agreement of any Blackstone Entity in which you have a partnership, membership or other participation interest, in each case now or hereafter in existence and as amended and/or restated, is herein called such Blackstone Entity’s “Governing Agreement.” “Active Member” of a Blackstone Entity means a person who is (i) an SMD and (ii) an active member or partner (excluding a withdrawn, retaining withdrawn or deceased member or partner) of such Blackstone Entity.

1.	Title; Reporting; Key Responsibilities.

(a) You will be an SMD of Blackstone, serving in the business group listed in Section (2) of Schedule A hereto (the “Business Group”).

(b) You will report to the person listed in Section (3) of Schedule A hereto.

(c) Your primary responsibilities will be those listed in Section (4) of Schedule A hereto.

(d) Your principal office location will be as listed in Section (5) of Schedule A hereto.

2.	Annual Draw; Health and Related Benefits; Bonus.

(a) Except as otherwise provided herein, you will be paid such distributions and benefits as may be determined by Blackstone from time to time. Effective as of the Effective Date, you will be entitled to a draw at the annual rate of $350,000 (prorated for any portion of a calendar year in which you are not an SMD and increased to $1 million for the 2011 calendar year only), payable in equal monthly installments against your allocable share of the net pre-tax income of certain Blackstone Entities and your annual bonus compensation. You understand and agree that, except as with respect to the 2010 Minimum Guarantee, the 2011 Minimum

Guarantee (as such terms are defined in Section 9 of Schedule A attached hereto) and as otherwise provided in Sections 3(d) and 3(f) below, (x) the amounts and types of your distributions, compensation, profit sharing and benefits remain at all times subject to the sole discretion of Blackstone and are subject to change at any time; and (y) Blackstone may alter, amend, modify, discontinue or supplement any and all compensation, profit sharing, benefits, policies and programs at any time in its sole discretion.

(b) You will receive health care insurance and other benefits related to such health care insurance comparable to those provided generally to all SMDs. You hereby acknowledge that, as an SMD, you will be responsible for the payment of such insurance and other benefits on the same basis generally as other SMDS. You also will receive all other benefits generally available to other SMDs, including five weeks of annual vacation (prorated for any calendar year in which you are an SMD for less than the entire calendar year).

(c) During your service at Blackstone (in any capacity) and until the expiration of all transfer restrictions applicable to any limited partner interests or units you may hold of Blackstone Holdings or TBG (collectively the “Blackstone Units”), you agree (on behalf of yourself and any and all estate planning vehicles, partnerships or other legal entities controlled by or affiliated with you (“Affiliated Vehicles”)) that all Blackstone Units held by you and all such Affiliated Vehicles will only be held in an account at Blackstone’s equity plan administrator or otherwise administered by such administrator.

(d) The amount of all bonus payments shall be determined by Blackstone in its sole discretion.

(e) In the event that Blackstone terminates your employment without Cause (as such term is defined in Section 5(b) of this SMD Agreement) prior to your receipt of the 2011 Minimum Guarantee, Blackstone shall pay you an amount equal to the 2010 Minimum Guarantee and the 2011 Minimum Guarantee less the amount of any draw and or bonus, management fees and carried interest distributions that you have received between the Effective Date and your termination date, such payment to be paid to you on the 30th day following your termination date.

3.	Side-by-Side Investment; Funds of Funds; Financing Program; Fee Interests; Deferred Unit Award; General Partner Commitments.

(a) Side-by-Side Allocations. You will be allocated an amount listed in Section (7) of Schedule A hereto in side-by-side investment opportunities (“SBS”) for each election period (subject to pro-ration for any portion of an annual election period in which you are not an SMD). For each annual election period, the aggregate amount of such allocation shall be divided among the Blackstone funds available to SMDs generally for SBS in proportion, as nearly as practicable, to the amounts of SBS available through the respective funds for such period; provided that (i) your allocations will provide you the opportunity, but not the obligation to invest; and (ii) your allocations shall be made available only if you can demonstrate to Blackstone that you are a “qualified purchaser” as defined under the Securities Act of 1933, as amended. You understand and agree that the amount of your SBS shall remain at all times subject to the sole discretion of Blackstone and is subject to change at any time, and Blackstone otherwise may alter, amend or discontinue all or any aspect of its SBS program at any time in its sole discretion.

(b) Funds of Funds. You will have the opportunity, but not the obligation, to invest personally in Blackstone’s fund of funds investment products managed by Blackstone Alternative Asset Management L.P. (or its successor, “BAAM”) as long as you serve as an SMD, subject to the same limitations on exclusions from management fees or incentive fees that are applicable to other SMDs generally with respect to their BAAM investments; provided that you invest an amount in such fund of funds investment products that is reasonably consistent with amounts invested therein by other similarly-situated SMDs, as determined by Blackstone.

(c) Financing Program. Unless otherwise prohibited by applicable law, for so long as the facilities are available to Blackstone SMDs generally, you will be eligible for consideration to participate in the programs whereby one or more banks provide financing to Blackstone’s SMDs to assist them in funding their general partner commitments (as described below) and/or optional side-by-side investments that the SMDs elect to make. Your eligibility and your choice to participate in this program is subject to your meeting the relevant bank’s applicable underwriting requirements.

(d) Fee Interests. You shall receive an amount listed in Section (7) of Schedule A hereto of the net management fee income (before partner compensation and taxes except New York City unincorporated business tax) (“Management Fees”) from the Blackstone Fee Recipients (as defined below) as determined consistent with other Blackstone corporate officers, payable each year at the time when Blackstone personnel customarily receive bonus payments (“Bonus Payment Date(s)”); provided that if you are no longer in Blackstone’s employ on a Bonus Payment Date (regardless of the reason), you shall not receive any Management Fees for that year to which such Bonus Payment Date relates (e.g., if it-e-Bonus Payment Date for the year ended December 31, 2010 is January 15, 2011 and your employment with Blackstone terminates on or before January 14, 2011, you shall receive no Management Fees for the year ended December 31, 2010). You also shall receive an amount listed in Section (7) of Schedule A hereto of profit sharing percentage (“Carried Interest”) in the general partners of the Blackstone private investment funds for new investments that close after the Effective Date, subject to (A) the vesting provisions in Section 3(e) below and (B) compliance by you with your obligations under Section 3(f) below. Carried Interest with respect to any transaction will be subject to customary obligations and conditions contained in the Governing Agreements of the Blackstone Entity (e.g., clawback, holdback, capital commitment obligations, forfeitures, future dilution) on the same terms applicable to other Blackstone SMDs generally. Subject to Section 3(e)(2) below and the 2010 Minimum Guarantee and the 2011 Minimum Guarantee, you understand and agree that the amount of your Management Fees and Carried Interest shall remain at all times subject to the sole discretion of Blackstone and is subject to change at any time, and Blackstone otherwise may alter, amend or discontinue all or any aspect of its Management Fee or Carried Interest program at any time in its sole discretion. As used in this Section 3(d), the term “Blackstone Fee Recipients” shall mean the management companies of all of Blackstone’s private investment funds, certain general partners of such funds, and Blackstone’s broker-dealer entities.

(e) Vesting of Carried Interest. The terms and conditions for the vesting of your Carried Interest are as follows:

(1) Notwithstanding any provision in any Blackstone Entity Governing Agreement to the contrary, your Carried Interest in respect of investments that are consummated and funded by an currently investing or successor investment fund sponsored by Blackstone (a “Fund”) in which you are entitled to receive Carried Interest

(a “Carried Interest Investment”), will become vested in accordance with the vesting schedule set forth in this Section 3(e) (with vesting over three years from the closing date of such Carried Interest Investment and without credit for partial years). Each of the percentages in clauses (A) through (D) below is herein called a “Carry Vested Percentage.”

(A) On the date that such Carried Interest Investment is consummated and funded by the relevant Fund (the “Investment Closing Date”), you will be vested in 25% of your Carried Interest profit sharing percentage in such Carried Interest Investment;

(B) If you remain an Active Member (as defined above) of a Carried Interest Entity on the first anniversary of the Investment Closing Date, you will be vested in 50% (in lieu of the percentage stated in the foregoing clause (A)) of your Carried Interest profit sharing percentage in such Carried Interest Investment;

(C) If you remain an Active Member of a Carried Interest Entity on the second anniversary of the Investment Closing Date, you will be vested in 75% (in lieu of the percentage stated in the foregoing clause (B)) of your Carried Interest profit sharing percentage in such Carried Interest Investment; and

(D) If you remain an Active Member of a Carried Interest Entity on the third anniversary of the Investment Closing Date, you will be vested in 100% (in lieu of the percentage stated in the foregoing clause (C)) of your Carried Interest profit sharing percentage in such Carried Interest Investment.

Any non-vested Carried Interests will be terminated and cancelled upon your withdrawal from the applicable Carried Interest Entity for any reason; provided, however, that you will be vested in one hundred percent (100%) (in lieu of the percentage in effect immediately prior to your withdrawal pursuant to the immediately preceding sentence) of your Carried Interest profit sharing percentages in investments of any Carried Interest Entity in which you participate if you are required to withdraw from such Carried Interest Entity solely because of your death or permanent disability.

(2) Notwithstanding the foregoing paragraph (1) of this Section 3(e), Blackstone reserves the right to (x) change the terms (including the percentages stated in clauses (A) through (D) of Section this 3(e)) of your vesting in any Carried Interest Entity prospectively upon 30 days advance notice; and (y) change the terms (including the percentages stated in clauses (A) through (D) of this Section 3(e)) of your vesting in any future-Carried Interest Entity not organized as of the date hereof at any time prior to the investment closing date of an investment within such Carried Interest Entity.

(3) Vesting relates only to unrealized appreciation on investments consummated and funded prior to the date of your withdrawal. Realized gains shall become 100% vested at the time of realization (subject to any “clawback” or “giveback” obligation relating to any investment vehicle and any trust agreement and/or escrow arrangements implemented in connection therewith). An investment will not be deemed to be realized until the disposition of such investment has been fully consummated and the disposition proceeds have been received by the applicable Carried Interest Entity.

(f) Deferred Unit Awards.

(i) Award. You will receive promptly after the Effective Date an equity-based award (the “Award”) under Section 8 of The Blackstone Group L.P. 2007 Equity Incentive Plan (the “Plan”) of deferred partnership units (“Partnership Units”) of Blackstone Holdings (as defined in the IPO registration statement of The Blackstone Group L.P.) (the “Deferred Units”). The number of Deferred Units you will receive is set out in Section (8) of Schedule A hereto.

(ii) Vesting. One-fifth of the Deferred Units will vest (but not be delivered) upon each of the first, second, third, fourth and fifth anniversaries of the Effective Date, with no partial year vesting. The unvested portion of your Award will be terminated and will be null and void (and cease to represent a right to receive Partnership Units) once you are no longer an SMD of Blackstone for any reason, except that the then-outstanding, but unvested portion of your Award will become fully vested (except as described in Section 3(f)(iv) below or in the Non-Competition Agreement (as defined below)) if (i) your service with Blackstone is terminated without Cause, (ii) your service with Blackstone is terminated as a result of your death or permanent disability, or (iii) there is a “Change in Control” (as defined in the partnership agreements of Blackstone Holdings). Any vested Deferred Units which have been retained and not yet delivered to you pursuant to Section 3(f)(iii) below also will be terminated and be null and void upon the termination of your service with Blackstone for Cause.

(iii) Delivery of Partnership Units. As of each vesting date with respect to the Award, the number of Partnership Units corresponding to the vested portion of the Award shall be delivered to you on the first day of the next “open window” period for trading by Blackstone SMDs in TBG common units (“BX Units”); provided, however, that any such Partnership Units that would otherwise be subject to continuing transfer and forfeiture restrictions as described in Section 3(f)(iv) below shall not be delivered to you as of such date and shall instead be retained by Blackstone and delivered to you as of the date on which the related transfer restrictions lapse and, in the event your services as an SMD are terminated, the forfeiture restrictions lapse. Prior to the delivery of the underlying Partnership Units, you will not be the actual owner of the Partnership Units underlying the Award and will not have any voting rights or rights with respect to distributions with respect to such Partnership Units, except as provided in Section 3(f)(v) below.

(iv) Post-Vesting Transferability and Forfeiture Restrictions. The Partnership Units delivered to you under any vested portion of your Deferred Units generally will be freely transferable after vesting (subject to the partnership agreements of Blackstone Holdings and any trading procedures established by Blackstone and generally applicable to SMDs), except that you will not be permitted to transfer more than 75% of the aggregate number of vested Deferred Units during your service with Blackstone and, following your termination of service, during the non-compete and non-solicit periods described in the Non-Competition Agreement. All transfer restrictions will lapse upon (i) your death or permanent disability, or (ii) a Change in Control.

(v) “Dividends”. To the extent that distributions are made with respect to Partnership Units underlying your Deferred Units (i.e., those Partnership Units that have not yet vested or been delivered to you) that you have been awarded in connection with becoming an SMD, you will receive such distributions or dividends (on all Deferred Units, whether vested or unvested, delivered or undelivered at the time of such distributions or dividends) to the extent they relate to Blackstone earnings accruing during the periods you are associated with Blackstone as an SMD; provided that you will not be entitled to dividends if you do no longer own your vested Partnership Units on any record date.

(vi) General Partner Commitments. You will be obligated to invest your allocable pro rata share of Blackstone’s general partner required capital contributions to certain Blackstone funds on the same basis as other SMDs generally.

4.	Compliance; Restrictive Covenants.

(a) You acknowledge and agree that you are subject to all applicable provisions of the Blackstone compliance policies, including, without limitation, the Compliance Policies and Procedures Manual, Investment Adviser Compliance Policies and Procedures and its related supplements, USA Patriot Act Anti-Money Laundering Policies, Code of Business Conduct and Ethics (including the Code of Ethics for Financial Professionals, if applicable), GSO Capital Compliance Manual (for GSO SMDs), the U.K. Compliance Manual (for U.K.-based SMDs), and the Employee Handbook (collectively, the “Blackstone Compliance Policies”).

(b) You acknowledge that you have executed the SMD Non-Competition and Non-Solicitation Agreement, attached hereto as Schedule B (the “Non-Competition Agreement”), and agree that the terms thereof are incorporated herein by reference.

(c) Subject to Section 5.5 of the Agreement of Limited Partnership of TBG, you acknowledge and agree that becoming a party to this SMD Agreement does not afford you any rights with respect to the management and/or operation of Blackstone.

5.	Termination; Resignation.

(a) You acknowledge and agree that Blackstone may terminate your service at any time for any reason, or for no reason at all with or without cause; provided, however, that Blackstone shall provide you with written notice at least ninety days prior to the date of the termination of your service during which Blackstone may elect to place you on paid leave for all or part of such ninety-day period; provided further that during such ninety-day period, you shall continue to receive your base draw and benefits, subject to applicable law and the payment of benefits-related premiums, but shall not receive or participate in any profit sharing or bonus arrangements (including, without limitation, participation in any carried interest or fee-sharing program) or continue to vest in any equity or other incentive awards.

(b) Notwithstanding the foregoing, you acknowledge and agree that Blackstone may terminate your services hereunder for Cause and such termination shall be effective immediately. For purposes of this SMD Agreement, “Cause” means the occurrence or existence of any of the following as determined fairly, reasonably, on an informed basis and in good faith by Blackstone: (i) (w) any breach by you of any provision of this SMD Agreement or the Non-Competition Agreement, (x) any material breach of any rules or regulations of Blackstone applicable to you, (y) your deliberate failure to perform your duties to Blackstone, or (z) your committing to or engaging in any conduct or behavior that is or may be harmful to Blackstone in a material way; provided that, in the case of any of the foregoing clauses (w), (x), (y) and (z), Blackstone has given you written notice (a “Notice of Breach”) within fifteen days after

Blackstone becomes aware of such action and you fail to cure such breach, failure to perform or conduct or behavior within fifteen days after receipt by you of such Notice of Breach (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided that you are diligently pursuing such cure); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Blackstone; or (iii) conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime (including any misdemeanor charge involving moral turpitude, false statements or misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery), or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations, that you individually have violated any securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect, as determined by Blackstone, on (A) your ability to function as an SMD, taking into account the services required of you and the nature of Blackstone’s business, or (B) the business of Blackstone.

(c) You agree to provide Blackstone with written notice of your intention to terminate your service with Blackstone at least ninety days prior to the date of such termination (the “Notice Period”). Written notice pursuant to this Section 5(c) shall be provided to either of the Chief Executive Officer or Chief Operating Officer of Blackstone. During the Notice Period, you shall perform any and all duties as directed by Blackstone, in its sole discretion. Blackstone, in its sole discretion, may waive all or any portion of the Notice Period, in which case the Garden Leave Period (as defined below) shall commence on the day following the conclusion of the Notice Period as so revised.

(d) You shall be placed on garden leave status for a period commencing on the day following the conclusion of the Notice Period and continuing for ninety days thereafter (the “Garden Leave Period”). During the Garden Leave Period, you shall continue to receive your base draw and benefits, subject to the payment of related premiums, and shall continue to vest in the Award, but shall not receive or participate in any profit sharing or bonus arrangements (including, without limitation, participation in any carried interest or fee-sharing program). During the Garden Leave Period, you shall not be required to carry out any duties for or on behalf of Blackstone. You agree that you will not enter into any employment or business relationship prior to the conclusion of the Garden Leave Period. Blackstone, in its sole discretion, may waive all or any portion of the Garden Leave Period. If the Garden Leave Period is waived in its entirety, your termination shall become effective as of the end of the Notice Period; if the Garden Leave Period is waived in part, your termination shall become effective at the end of the so modified Garden Leave Period.

(e) The provisions of Sections 5(c) and 5(d) shall not be applicable in instances in which your service with Blackstone is terminated by Blackstone with or without Cause.

6.	Representations, Warranties and Covenants.

(a) You represent and warrant, as of the date hereof and as of your Effective Date, as follows:

(i) This SMD Agreement, the Governing Agreements and the other agreements between you or any of your affiliates, on the one hand, and Blackstone, on the other (such Governing Agreements and such other agreements being herein collectively called the

“Other Business Agreements”), constitute valid and binding obligations of you and your affiliates, enforceable against you or any of your affiliates in accordance with the terms of this SMD Agreement and the Other Business Agreements, as applicable.

(ii) You are not subject to:

1. any restrictive covenants, including, without limitation, relating to competition, solicitation or confidentiality (other than general obligations to maintain confidentiality consistent with your fiduciary and other executive duties), arising from any agreement, oral, written or otherwise, between you and any Other Person (as defined below); or

2. any agreement, oral, written or otherwise, between you and any Other Person, or any common law, statutory or fiduciary duty owed to any Other Person, that will in any way (I) materially compromise, limit or restrict your ability to perform your duties commencing on your Effective Date on behalf of all Blackstone Entities pursuant to this SMD Agreement or any Other Business Agreement, (II) purport to bind contractually or otherwise any of the Blackstone Entities, or (III) subject any Blackstone Entity (or any partner, member, affiliate, officer or employee of any of the foregoing) to any liability of any kind or to any claim by any Other Person.

“Other Person” means any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association (other than a Blackstone Entity), including, without limitation, any Employer-affiliated Entity (as defined below). “Employer-affiliated Entity” means, collectively, any Past or Present Employer (as defined below) and any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association that is an affiliate, subsidiary, predecessor or successor of any Past or Present Employer. “Past or Present Employer” means any corporation, partnership, limited liability company, sole proprietorship or other person, entity or association with which you have or have had any employment, partnership, limited liability company, consulting or similar business relationship or of which you are or have been an officer or director.

(iii) None of (A) the execution, delivery and performance of this SMD Agreement or any of the Other Business Agreements, (B) the consummation of the transactions contemplated hereby or thereby or (C) compliance by you with any of the provisions hereof or thereof will (x) (I) violate or conflict with, or result in a breach of, or default under, any of the provisions of any contract, agreement or other instrument or obligation (including, without limitation, any common law, statutory or fiduciary duty) to which you are a party, or by which you or any of your properties or assets may be bound or affected (including, without limitation, any agreement with, or any common law, statutory or fiduciary duty owned to, any Employer-affiliated Entity), or (II) subject any Blackstone Entity (or any partner, member, affiliate, officer or employee of any of the forgoing) to any liability of any kind or to any claim by any Other Person; (y) result in a violation of any law, statute, rule, regulation, order, writ, injunction or decree applicable to you or to your properties or assets; or (z) require any consent or approval by, or any notification of, or filling with, any person (including any Employer-affiliated Entity, governmental body or self-regulatory organization).

(iv) There are no actions, suits, governmental or self-regulatory investigations, claims or other legal proceedings pending or, to your knowledge, threatened against you.

(v) You have not, directly or indirectly, solicited any partners, members, executives, officers or employees of any Other Person (including, without limitation, any Employer-affiliated Entity) for any employment, partnership, limited liability company, consulting or similar business relationship with Blackstone or any other entity.

(vi) You have all of the proper and necessary licenses (regulatory or otherwise) to conduct your business activities contemplated by this SMD Agreement.

(vii) You have not violated, in any manner that might affect Blackstone, any of the applicable provisions of any Employer-affiliated Entity’s employment agreements, employee handbooks, benefit plans and similar instruments to which you are or were subject prohibiting competition with such Employer-affiliated Entity, solicitation of its clients or solicitation and/or hiring of its employees (collectively referred to herein as “Employer-affiliated Entity Restrictive Provisions”).

(b) You covenant and agree that you will at all times (i) perform your obligations under this SMD Agreement and the Other Business Agreements in a manner (A) consistent with: (I) your obligations under all other agreements to which you are a party, or by which you or any of your properties or assets may be bound or affected (including, without limitation, any agreement with any Employer-affiliated Entity), and (II) any other legal obligations or duties to any Other Person (including without limitation, any common law, statutory or fiduciary duties owed to any Other Person), (ii) act in good faith in a manner that you reasonably believe to be in Blackstone’s best interests; and (iii) remain in full compliance with all Employer-affiliated Entity Restrictive Provisions to which you are subject.

(c) Blackstone represents and warrants that this SMD Agreement and the Other Business Agreements constitute valid and binding obligations of Blackstone and its affiliates, enforceable against Blackstone or its affiliates in accordance with the terms of this SMD Agreement and the Other Business Agreements, as applicable.

(d) Except as otherwise disclosed to Blackstone in writing, in the past two years, neither you nor your spouse (i) has donated to a state or local political campaign in any of the fifty states or Washington D.C., or (ii) has donated to a candidate for any federal office where such candidate held any state or local political office at the time of the donation. Any disclosure, if any, required under this Section 6(d) shall be provided in writing no later than July 22, 2010.

7.	Arbitration: Venue.

Any dispute, controversy or claim between you and Blackstone, arising out of or concerning the provisions of this SMD Agreement, your service with Blackstone or otherwise concerning any rights, obligations or other aspects of your relationship with Blackstone, shall be finally resolved in accordance with the provisions of Section VII of the Non-Competition Agreement. Without limiting the foregoing, you acknowledge that a violation on your part of this SMD Agreement would cause irreparable damage to Blackstone. Accordingly, you agree that Blackstone will be entitled to injunctive relief for any actual or threatened violation of this SMD Agreement in addition to any other remedies it may have.

8.	Confidentiality.

You agree not to disclose to or discuss with any person (including any partner or employee of Blackstone), other than Stephen A. Schwarzman (“SAS”), Hamilton E. James, (“HEJ”), Laurence A. Tosi, Laura J. Waitz, members of Blackstone’s financial, human resources, legal, tax and accounting staff who participate in the preparation or ongoing administration of this SMD Agreement, and other persons designated by SAS or HEJ, any information relating to the contents or subject matter of this SMD Agreement or of any Governing Agreement that may be furnished to you in connection herewith, except (i) to the extent reasonably necessary or appropriate to perform your duties and responsibilities hereunder, including, without limitation, furthering the interests of Blackstone and/or developing new business for Blackstone (provided, that information relating to the economic terms and conditions of this SMD Agreement will not be so used by you without the prior consent of SAS or HEJ), (ii) to the extent reasonably necessary to enforce your rights hereunder, (iii) with the prior written consent of SAS or HEJ, (iv) as required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction, and (v) that the contents of this SMD Agreement may be disclosed to your counsel, spouse and/or tax, accounting and financial advisors; provided, that you undertake that such counsel, spouse and tax, accounting and financial advisors will comply with the restrictions set forth in this Section 8. Without limiting the generality of the foregoing, only the terms of the restrictions referred to in Section I of the Non-Competition Agreement may be disclosed to any prospective future employers upon request in connection with your application for employment. The foregoing exceptions to the confidentiality provisions of this Section 8 also shall apply to the confidentiality provisions of Section II.A of the Non-Competition Agreement.

9.	Successors and Assigns.

This SMD Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective predecessors, successors, assigns, heirs, executors, administrators and personal representatives, and each of them, whether so expressed or not, and to the extent provided herein, the affiliates of the parties and Blackstone. This SMD Agreement is not assignable by you without the prior written consent of Blackstone, and any attempted assignment of this SMD Agreement, without such prior written consent, shall be void.

10.	Entire Agreement.

This SMD Agreement (including the schedules hereto, which are incorporated herein by reference and made a part hereof), embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersedes and terminates any prior understandings, agreements, schedules, analyses or representations, written or oral, which may have related to the subject matter hereof or thereof in any way, except for any governing agreements of the general partners or managing members of Blackstone sponsored investment funds.

11.	No Implied Duty.

Except as otherwise expressly provided in this SMD Agreement, neither the Blackstone Entities nor any of their members, partners or affiliates will be under any duty, express or implied, of any kind or nature whatsoever (including, without limitation, any implied duty of good faith and fair dealing) to have revenues, earnings, income or carried interest distributions of any particular amount or at any particular level such that you will be entitled to compensation, earnings, income or distributions of any particular amount, to cause any amount to be available for distribution to any person, or to distribute any amount to any person, or to maintain your profit sharing percentage at, or raise your profit sharing percentage to, any level, or to retain you as a member or partner of any Blackstone Entity for any period of time or through any particular date that may be necessary to entitle you to receive any amount.

12.	Indemnification.

You will be entitled to the indemnification provisions on the terms provided in the partnership agreements of Blackstone Holdings (in the form that they exist at the relevant time of such indemnification with respect to the senior executive officers of Blackstone), during and following the termination of your service with Blackstone, and your rights under this Section 12 and partnership agreements of Blackstone holdings shall survive indefinitely regardless of the termination of the SMD Agreement for any reason

13.	Headings.

The section headings in this SMD Agreement are for convenience of reference only and shall in no event affect the meaning or interpretation of this SMD Agreement.

14.	Modification or Waiver in Writing.

This SMD Agreement may not be modified or amended except by a writing signed by each of the parties hereto. No waiver of this SMD Agreement or of any promises, obligations or conditions contained herein shall be valid unless in writing and signed by the party against whom such waiver is to be enforced. No delay on the part of any person in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any person of any such right, remedy or power, nor any single or partial exercise of any such right, remedy or power, preclude any further exercise thereof or the exercise of any other right, remedy or power.

15.	Blackstone Partnership Agreement.

This SMD Agreement shall be treated as part of the Blackstone Partnership Agreement for purposes of Section 761(c) of the Internal Revenue Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations. Unless otherwise determined by Blackstone, the amounts payable hereunder shall be paid to you in your capacity as a member or partner of one or more applicable Blackstone Entities and shall be appropriately reflected on your IRS Schedule(s) K-1. The parties do not intend to create an employer-employee relationship hereby and no amounts payable hereunder shall be treated as compensation paid to an employee for tax purposes. You covenant and agree that you will pay all U.S. federal, state, local and foreign taxes on the amounts payable hereunder that are required by law to be paid by you.

16.	Governing Law.

This SMD Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

17.	Counterparts.

This SMD Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

18.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or via facsimile to the parties at their respective address (or at such other address for a party as shall be specified by notice) as follows:

If to Blackstone:

The Blackstone Group L.P.

345 Park Avenue

New York, N.Y. 10154

Attention: Chief Operating Officer

If to the SMD:

As set forth in Section (9) of Schedule A attached hereto.

WHEREOF, the parties hereto have duly executed this Senior Managing Director Agreement as of the date first above written.

BLACKSTONE HOLDINGS I L.P.

By:	Blackstone Holding I/II GP Inc., its general Partner

	By:	/s/ Stephen A. Schwarzman
		Name:	Stephen A. Schwarzman
		Title:	Chairman and Chief Executive Officer

By:	/s/ John G. Finley
(Please sign above)

Print Name:	John G. Finley

Index of Exhibits

Schedule A	Additional Terms for SMD Agreement

Schedule B	SMD Non-Competition and Non-Solicitation Agreement

Schedule A

ADDITIONAL TERMS FOR SMD AGREEMENT

Name of SMD:	John G. Finley

(1) Effective Date:	September 1, 2010

(2) Business Group:	Legal and Compliance

(3) Reporting:	Stephen A. Schwarzman (“SAS”), Chairman and Chief Executive Officer of TBG and Hamilton E. James (“HEJ”) President and Chief Operating Officer of TBG

(4) Key Responsibilities:	Your title shall be Chief Legal Officer of Blackstone and you will have such duties as are customary for the chief legal officer of a public financial services company. You will be a Corporate Officer of TBG and will serve on the Blackstone (i) Executive Committee, (ii) Global Risk Assessment and Conflicts Committee, and (iii) Europe Risk Assessment and Conflicts Committee.

(5) Location:	Blackstone’s New York office, subject to necessary travel in connection with the performance of your responsibilities.

(6) Side-by-Side:	$1,500,000 per election period

(7) Fee Interests:

Management Fees: 0.30% for 2010 and 2011; thereafter as determined by Blackstone in its sole discretion (pro rata for any calendar year in which you serve as an SMD for less than the full year)

Carried Interest: 0.125% on all Blackstone Private Equity Funds and 0.1% on all other Blackstone funds. As used herein, the term “Blackstone Private Equity Funds” shall include the Blackstone Capital Partners series of funds, Blackstone’s cleantech and infrastructure funds, and all other present and future funds formed by or under Blackstone’s Corporate Private Equity Group.

Notwithstanding anything herein to the contrary, (a) your minimum cash compensation from all sources, exclusive of any distributions, if any, that you receive pursuant to Section 3(f)(v) of the SMD Agreement (“Distributions”), for the 2010 calendar year shall be a minimum of $1 million (the “2010 Minimum Guarantee”); and (b) your minimum cash compensation from all sources, exclusive of any Distributions, if any, for the 2011 calendar year shall be $3 million (the “2011 Minimum Guarantee”)

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(8) Deferred Unit Award:	500,000 Deferred Units

(9) Contact Information:	John G. Finley [Home Address]

/s/ Stephen A. Schwarzman /s/ JF Initials of both parties

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Schedule B

SMD Non-Competition and Non-Solicitation Agreement

This SMD Non-Competition and Non-Solicitation Agreement, dated as of             , 2010 (the “Non-Competition Agreement”), between Blackstone Holdings I L.P., a Delaware limited partnership, Blackstone Holdings II L.P., a Delaware limited partnership, Blackstone Holdings III L.P., a Québec société en commandite, and Blackstone Holdings IV L.P., a Québec société en commandite (collectively, “Blackstone Holdings” and, together with its subsidiaries and affiliated entities, “Blackstone”), and each of the other persons from time to time party hereto (each, an “SMD”).

WHEREAS,

(a) Each SMD acknowledges and agrees that it is essential to the success of Blackstone that Blackstone be protected by non-competition and non-solicitation agreements that will be entered into by such SMD and other SMDs of Blackstone;

(b) Each SMD acknowledges and agrees that Blackstone would suffer significant and irreparable harm from SMD competing with Blackstone after the termination of SMD’s service with Blackstone; and

(c) Each SMD acknowledges and agrees that in the course of such SMD’s service with Blackstone, such SMD has been and will be provided with Confidential Information (as hereinafter defined) of Blackstone, and has been and will be provided with the opportunity to develop relationships with investors and clients, prospective investors and clients, employees and other agents of Blackstone, and such SMD further acknowledges that such Confidential Information and relationships are extremely valuable assets in which Blackstone has invested and will continue to invest substantial time, effort and expense;

NOW, THEREFORE, for good and valuable consideration, each SMD and Blackstone hereby covenant and agree to the following restrictions which such SMD acknowledges and agrees are reasonable and necessary to protect the legitimate business interests of Blackstone and which will not unnecessarily or unreasonably restrict such SMD’s professional opportunities should his or her service with Blackstone terminate:

I.	Non-Competition and Non-Solicitation Covenants

A. Non-Competition. Each SMD shall not, directly or indirectly, during such SMD’s service with Blackstone, and for a period ending twelve months following (i) the termination by Blackstone of such SMD’s service pursuant to Section 5(a) or 5(b) of the SMD Agreement, or (ii) the commencement of such SMD’s Garden Leave Period pursuant to Section 5(d) of the SMD Agreement, associate (including, but not limited to, association as a sole proprietor, owner, employer, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Business or any of the affiliates, related entities, successors or assigns of any Competitive Business; provided, however, that with respect to the equity of any Competitive Business which is or becomes publicly traded, such SMD’s ownership as a passive investor of less than 3% of the outstanding publicly traded stock of a Competitive Business shall not be deemed a violation of this Non-Competition Agreement;

provided further that if such SMD’s service with Blackstone is terminated without Cause by Blackstone, then the foregoing period of time will be reduced to 90 days rather than twelve months. For purposes of this Non-Competition Agreement, “Competitive Business” means any business, in any geographical or market area where Blackstone conducts business or provides products or services, that competes with the business of Blackstone, including any business in which Blackstone engaged during the term of such SMD’s service and any business that Blackstone was actively considering conducting at the time of such SMD’s termination of service and of which such SMD has, or reasonably should have, knowledge,

B. Non-solicitation of Clients/Investors. Each SMD shall not, directly or indirectly, during such SMD’s service with Blackstone, and for a period ending twelve months following (i) the termination by Blackstone of such SMD’s service pursuant to Sections 5(a) or 5(b) of the SMD Agreement, or (ii) the commencement of such SMD’s Garden Leave Period pursuant to Section 5(d) of the SMD Agreement, (a) solicit, or assist any other individual, person, firm or other entity in soliciting, the business of any Client or Prospective Client for or on behalf of an existing or prospective Competitive Business; (b) perform, provide or assist any other individual, person, firm or other entity in performing or providing, services similar to those provided by Blackstone, for any Client or Prospective Client; or (c) impede or otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement between Blackstone and (i) a Client or Prospective Client or (ii) any supplier.

(1) For purposes of this Non-Competition Agreement, “Client” shall mean any person, firm, corporation or other organization whatsoever for whom Blackstone provided services (including, without limitation, any investor in any Blackstone fund, any portfolio company) of a Blackstone fund, any client of any Blackstone business group or any other person for whom Blackstone renders any service) with respect to whom cash SMD, individuals reporting to such SMD or individuals over whom such SMD had direct or indirect responsibility, had personal contact or dealings on Blackstone’s behalf during the three-year period immediately preceding such SMD’s termination of service. “Prospective Client” shall mean any person, firm, corporation or other organization whatsoever with whom Blackstone has had any negotiations or discussions regarding the possible engagement of business, investment in a Blackstone fund, investment in or provision of services to any portfolio company of a Blackstone fund, or the performance of business services within the eighteen months preceding such SMD’s termination of service with Blackstone with respect to whom such SMD, individuals reporting to such SMD or individuals over whom such SMD had direct or indirect responsibility, had personal contact or dealing on Blackstone’s behalf during such eighteen-month period.

(2) For purposes of this Section I.B., “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any individual, person, firm or other entity, in any manner, to take or refrain from taking any action.

C. Non-Solicitation of Employees/Consultants. Each SMD shall not, directly or indirectly, during such SMD’s service with Blackstone, and for a period ending two years following (i) the termination by Blackstone of such SMD’s service pursuant to Sections 5(a) or 5(b) of the SMD Agreement or (ii) the commencement of such SMD’s Garden Leave Period pursuant to Section 5(d) of the SMD Agreement, solicit, employ, engage or retain, or assist any other individual, person, firm or other entity in soliciting, employing, engaging or retaining, (a)

any employee or other agent of Blackstone, including, without limitation, any former employee or other agent of Blackstone who ceased working for Blackstone within the twelve-month period immediately preceding or following the date on which such SMD’s service with Blackstone terminated, or (b) any consultant or senior adviser that such SMD knows or should know is under contract with Blackstone. For purpose of this Section I.C., “solicit” means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to terminate their employment or business relationship with Blackstone, or recommending or suggesting (including by identifying a person or entity to a third party) that a third party take any of the foregoing actions.

D. Waiver of Garden Leave Period. In the event that Blackstone waives all of the SMD’s Garden Leave Period pursuant to Section 5(d) of the SMD Agreement, the restrictive periods set forth in this Section I which are intended to begin upon the commencement of such SMD’s Garden Leave Period shall commence instead upon the termination of the Notice Period required under Section 5(c) of the SMD Agreement (as such Notice Period may be modified as a result of any waiver thereof by Blackstone).

II.	Confidentiality

A. Each SMD expressly agrees, at all times, during and subsequent to such SMD’s service with Blackstone, to maintain the confidentiality of, and not to disclose to or discuss with, any person any Confidential Information (as hereinafter defined), except (i) to the extent reasonably necessary or appropriate to perform such SMD’s duties and responsibilities as an SMD including, without limitation, furthering the interests of Blackstone and/or developing new business for Blackstone (provided that Confidential Information relating to (x) personnel matters related to any present or former employee, partner or member of Blackstone (including such SMD himself or herself), including compensation and investment arrangements, or (y) the financial structure, financial position or financial results of the Blackstone Entities, shall not be so used without the prior consent of Blackstone), (ii) with the prior written consent of Blackstone, or (iii) as otherwise required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction; provided that a copy of the provisions set forth in Section I may be disclosed to an SMD’s prospective future employers upon request in connection with such SMD’s application for employment.

B. For purposes of this Non-Competition Agreement, “Confidential Information” means information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee, partner or member of Blackstone (inducing each SMD himself or herself), including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of Blackstone or to its members, actual or prospective clients or investors (including funds managed by affiliates of Blackstone), their respective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally. All of such information, from whatever source learned or obtained and regardless of Blackstone’s connection to the information, is referred to herein as

“Confidential Information.” Confidential Information excludes information that has been made generally available to the public (although it does include any confidential information received by Blackstone from any clients), but information that when viewed in isolation may be publicly known or can be accessed by a member of the public will still constitute Confidential Information for these purposes if such information has become proprietary to Blackstone through Blackstone’s aggregation or interpretation of such information. Without limiting the foregoing, Confidential Information includes any information, whether public or not, which (1) represents, or is aggregated in such a way as to represent, or purport to represent, all or any portion of the investment results of, or any other information about the investment “track record” of, (a) Blackstone, (b) a business group of Blackstone, (c) one or more funds managed by Blackstone, or (d) any individual or group of individuals during their time at Blackstone, or (2) describes an individual’s role in achieving or contributing to any such investment results.

III.	Non-Disparagement

Each SMD agrees that, during and at any time after such SMD’s service with Blackstone, such SMD will not, directly or indirectly, through any agent or affiliate, make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or other third party (including without limitation any present or former member, partner or employee of Blackstone) or entity regarding Blackstone (or the terms of any agreement or arrangement of any Blackstone entity) or any of their respective affiliates, members, partners or employees, or regarding such SMD’s relationship with Blackstone or the termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of Blackstone or any of its affiliates, members, partners or employees.

IV.	Remedies

A. Injunctive Relief. Each SMD acknowledges and agrees that Blackstone’s remedy at law for any breach of the restrictive covenants herein would be inadequate and that for any breach of such covenants, Blackstone, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Non-Competition Agreement, shall be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining such SMD from committing or continuing to commit any violation of such covenants. Each SMD agrees that proof shall not be required that monetary damages for breach of the provisions of this Non-Competition Agreement would be difficult to calculate and that remedies at law would be inadequate.

B. Forfeiture. In the event of any breach of this Non-Competition Agreement, the SMD Agreement or any limited liability company agreement, partnership agreement or other governing document of Blackstone to which such SMD is a party, or any termination for Cause (as defined in Section 5 of the SMD Agreement) of such SMD’s services, (i) such SMD shall no longer be entitled to receive payment of any amounts that would otherwise be payable to such SMD following such SMD’s withdrawal as an SMD, member or partner, as the case may be, of Blackstone (including, without limitation, return of such SMD’s capital contributions), (ii) all of such SMD’s remaining SMD, member, partner or other interests (including, without limitation, carried interests) in Blackstone (whether vested or unvested and whether delivered or not yet delivered) shall immediately terminate and be null and void, (iii) all of the securities of

Blackstone Holdings or The Blackstone Group L.P., a Delaware limited partnership (whether vested or unvested and whether delivered or not yet delivered) held by or to be received by such SMD or such SMD’s personal planning vehicle(s) shall be forfeited, (iv) no further such interests or securities will be awarded to such SMD, and (v) all unrealized gains (by investment) related to such SMD’s side-by-side investments will be forfeited.

V.	Amendment; Waiver

A. This Non-Competition Agreement may not be modified as to an SMD other than by a written agreement executed by such SMD and Blackstone, nor may any provision hereof be waived other than by a writing executed by Blackstone.

B. The waiver by Blackstone of any particular default by an SMD or any employee of Blackstone, shall not affect or impair the rights of Blackstone with respect to any subsequent default of the same or of a different kind by such SMD or any employee of Blackstone; nor shall any delay or omission by Blackstone to exercise any right arising from any default by such SMD affect or impair any rights that Blackstone may have with respect to the same or any future default by such SMD or any employee of Blackstone.

VI.	Governing Law

This Non-Competition Agreement and the rights and duties hereunder shall be governed by and construed and enforced in accordance with the laws of the Stale of New York.

VII.	Resolution of Disputes; Submission to Jurisdiction; Waiver of Jury Trial

Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Non-Competition Agreement (including the validity, scope and enforceability of this arbitration provision) or otherwise relating to Blackstone (including, without limitation, any claim of discrimination in connection with such SMD’s tenure as an SMD, partner or member of Blackstone or any aspect or any relationship between such SMD and Blackstone or any termination of such SMD’s services as such member or partner or of any aspect of any relationship between such SMD and Blackstone) shall he finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Non-Competition Agreement shall continue if reasonably possible during any arbitration proceedings.

A. Notwithstanding the provisions of this Section VII, Blackstone may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder and/or enforcing an arbitration award and, for the purposes of this Section VII.A, each SMD (i) expressly consents to the application of this Section to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Non- Competition

Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Chief Legal Officer of Blackstone as such SMD’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such SMD of any such service of process, shall be deemed in every respect effective service of process upon such SMD in any such action or proceeding.

B. EACH SMD HEREBY IRREVOCABLY SUBMITS TO TIIE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF SECTON VII.A, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS NON-COMPETITION AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm an arbitration award. The parties acknowledge that the forum designated by this Section VII.B will have a reasonable relation to this Non-Competition Agreement, and to the parties’ relationship with one another.

C. Each SMD hereby waives, to the fullest extent permitted by applicable law, any objection which such SMD now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Sections VII.A and VII.B and agrees not to plead or claim the same.

D. Each SMD hereby agrees that such SMD shall not, nor shall such SMD allow anyone acting on such SMD’s behalf to, subpoena or otherwise seek to gain access to any financial statements or other confidential financial information relating to Blackstone, or any of their respective members or partners, except as specifically permitted by the terms of this Non-Competition Agreement or by the provisions of any limited liability company agreement, partnership agreement or other governing document of Blackstone to which such SMD is a party; provided, that in any proceeding referred to in this Section VII, each SMD shall have the right to use Blackstone financial statements previously provided to such SMD to the extent expressly provided in Section II of this Agreement.

VIII.	Entire Agreement

This Non-Competition Agreement contains the entire agreement between the parties with respect to the subject matter herein and supersedes all prior oral and written agreement between the parties pertaining to such matters.

VIII.	Severability

If any provision of this Non-Competition Agreement shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

Remainder of Page Intentionally Left Blank

WHEROF, the parties hereto have duly executed this SMD Non-Competition and Non-Solicitation Agreement as of the date first above written

BLACKSTONE HOLDINGS I L.P.
By:	Blackstone Holdings I\II GP Inc., its general partner

	By:	/s/ Stephen A. Schwarzman
		Name:	Stephen A. Schwarzman
		Title:	Chairman and Chief Executive Officer

BLACKSTONE HOLDINGS II L.P.
By:	Blackstone Holdings I\II GP Inc., its general partner

	By:	/s/ Stephen A. Schwarzman
		Name:	Stephen A. Schwarzman
		Title:	Chairman and Chief Executive Officer

BLACKSTONE HOLDINGS III L.P.
By:	Blackstone Holdings III GP L.P., its general partner

	By:	Blackstone Holdings III GP Management L.L.C., its general partner

		By:	/s/ Stephen A. Schwarzman
		Name:	Stephen A. Schwarzman
		Title:	Chairman and Chief Executive Officer

BLACKSTONE HOLDINGS IV L.P.
By:	Blackstone Holdings IV GP L.P., its general partner

By:	Blackstone Holdings IV GP Management (Delaware) L.P., its general partner

By:	Blackstone Holdings IV GP Management L.L.C., its general partner

	By:	/s/ Stephen A. Schwarzman
		Name:	Stephen A. Schwarzman
		Title:	Chairman and Chief Executive Officer

Agreed and accepted as of the date first above written:

By:	/s/ John G. Finley
(Please sign above)

Print Name:	John G. Finley

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